EXHIBIT 99
NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
OF TD BANKNORTH INC.
          This notice is to inform you as a director or executive officer of TD Banknorth that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you will be unable to trade in TD Banknorth Inc. common stock or derivatives during the blackout period when participants in the TD Banknorth Inc. 401(k) Plan (the “TD Banknorth Plan”) and the Hudson United Bancorp and Subsidiaries Savings and Investment Plan (the “Hudson United Plan” and together with the TD Banknorth Plan, the “Plans”) are suspended from directing or diversifying investments in their Plan accounts, obtaining loans from the Plans or obtaining distributions from the Plans. Participants in the Plans will be suspended from such transactions in order to allow the TD Banknorth Plan to transition to a new service provider, T. Rowe Price, to be effective July 3, 2006, and to allow the merger of the Hudson United Plan into the TD Banknorth Plan. This trading restriction does not include gifts, the reinvestment of dividends pursuant to TD Banknorth’s dividend reinvestment plan, transactions pursuant to an existing Rule 10b-5 trading plan, the exercise of stock options or routine transactions pursuant to TD Banknorth’s stock benefit plans. However, the cashless exercise of stock options or the sale of stock acquired upon exercise of an option is prohibited during the blackout period.
          The blackout period will begin on June 23, 2006 and is expected to end during the week of July 17, 2006.
          If you have any questions concerning this notice or to obtain the specific date that the blackout period ends, please contact:
Cindy Hamilton
Executive Vice President, Human Resources
TD Banknorth Inc.
Two Portland Square
Portland, Maine 04101
Telephone: (207) 761-8532
Date: May 24, 2006